Exhibit 11.1
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
The computation of basic and diluted earnings per common share was as follows for the years ended December 31, 2004, 2005 and 2006, and for the three months ended March 31, 2006 and 2007:

	Year Ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007
Net loss before cumulative effect of change in accounting principle	$(15,154)	$(14,599)	$(10,871)	$(2,793)	$(2,720)
Cumulative effect of change in accounting principle	—	—	$306	$306	—
Net loss	$(15,154)	$(14,599)	$(10,565)	$(2,487)	$(2,720)
Preferred stock dividends	$(2,325)	$(2,253)	$(1,408)	$(348)	$(375)
Net loss attributable to common stockholders	$(17,479)	$(16,852)	$(11,973)	$(2,835)	$(3,095)

Weighted average shares outstanding, basic and diluted	292,173	291,612	293,142	291,255	293,770

Basic and diluted net loss per common share:
Net loss before cumulative effect of change in accounting principal	$(59.82)	$(57.79)	$(41.89)	$(10.78)	$(10.54)
Cumulative effect of change in accounting principal	—	—	$1.05	$1.05	—
Net loss	$(59.82)	$(57.79)	$(40.84)	$(9.73)	$(10.54)
The following securities were not included in the computation of diluted earnings per share since Athersys reported a net loss for those periods and the inclusion of those securities in the computation would have been antidilutive:
•	Outstanding stock options to purchase 149,017, 138,795 and 116,083 shares of Athersys common stock for the years ended December 31, 2004, 2005 and 2006, respectively, and 128,380 and 103,369 shares of Athersys common stock for the three months ended March 31, 2006 and 2007, respectively; and

•	Outstanding warrants to purchase 39,830, 25,639 and 25,639 shares of Athersys common stock for the years ended December 31, 2004, 2005 and 2006, respectively, and 25,639 and 24,940 shares of Athersys common stock for the three months ended March 31, 2006 and 2007, respectively, and warrants that were issuable but not outstanding; and

•	443,798, 385,854 and 385,424 shares of Athersys common stock for the years ended December 31, 2004, 2005 and 2006, respectively, and 364,085 shares of Athersys common stock for the three months ended March 31, 2006 and 2007, that were issuable upon the conversion of convertible preferred stock of Athersys; and

•	Approximately 160,000 shares of Athersys common stock for the year ended December 31, 2006 and 264,000 shares of Athersys common stock for the three months ended March 31, 2007, that were issuable upon the conversion of convertible promissory notes of Athersys.